Exhibit 8.2

KPMG Peat Marwick LLP


1600 Market Street               Telephone 215 299 3100     Telefax 215 299 3150
Philadelphia, PA 19103-7212      Telex 4973852


October 30, 1998

The Board of Directors
Willow Grove Bank
Welsh and Norristown Roads
Maple Glen, Pennsylvania 19002

Gentlemen:

You have requested the opinion of KPMG Peat Marwick, LLP (KPMG) as to certain state income tax consequences to Willow Grove Bank (the Bank), Willow Grove Bancorp, Inc. (the Stock Holding Company), Willow Grove Mutual Holding Company (the MHC) and Eligible Account Holders or Supplemental Eligible Account Holders of the Bank, resulting from the proposed reorganization of the Bank, whereby the Bank will convert to a federally chartered stock savings bank as a wholly owned subsidiary of the Stock Holding Company, and the Stock Holding Company will become a majority-owned subsidiary of the MHC, a federally chartered mutual holding company (the Reorganization).

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the PLAN OF REORGANIZATION adopted by the Bank, the Stock Holding Company, and the MHC, as well as the facts and representations which are provided below under the headings "STATEMENT OF FACTS" and "REPRESENTATIONS". If any fact or representation contained herein is not complete or accurate it is important that we be notified immediately in writing as this may cause us to change our opinion.

STATEMENT OF FACTS

Willow Grove Bank, a federally chartered mutual savings bank organized and operated in the Commonwealth of Pennsylvania, desires to convert to a federal stock institution which similarly, will be organized and operated under the laws of the Commonwealth of Pennsylvania. The conversion will be accomplished by the use of a holding company to hold the stock of the Bank. The Stock Holding Company, a federally chartered corporation operating in the Commonwealth of Pennsylvania, will become a majority-owned subsidiary of the MHC and will offer for sale, through a subscription offering and a syndicated community offering, remaining shares of its common stock. The Stock Holding Company will authorize 25 million shares of common stock, with a par value of $.01 per share. In addition, the Stock Holding Company will authorize 10 million shares of preferred stock, with a par value of $.01 per share. Based upon preliminary estimates provided by the Bank, the Stock Holding Company will initially issue between 1,564,000 and 2,116,000 of their authorized shares of common stock. The MHC will own more than a majority (54.7%) of the issued and outstanding shares of common stock of the Stock Holding Company.

The Plan of Stock Issuance, in connection with the Reorganization, provides that non-transferable rights to subscribe for the common stock of the Stock Holding Company will be granted, in order of priority: (i) to each of the Bank's Eligible Account Holders (depositors

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The Board of Directors
Willow Grove Bank
October 30, 1998
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whose accounts in the Bank totaled $50 or more on June 30, 1997), (ii) to the
Stock Holding Company's employee stock ownership plan (ESOP), which intends to subscribe for up to 8% of the common stock issued in connection with the Reorganization, (iii) to each of the Bank's Supplemental Eligible Account Holders (depositors whose accounts in the Bank totaled $50 or more on the Supplemental Eligibility Record Date), (iv) to certain other members of the Bank as of the close of business on the voting record date, and (v) to the directors, officers and employees of the Bank. The Stock Holding Company will offer its shares of common stock not subscribed for in the above subscription offering for sale in a community offering or, if necessary, in a syndicated community offering, to certain members of the general public with preference given to institutional investors and/or natural persons residing in the boroughs or counties in which the Bank maintains an office.

RP Financial has issued an opinion stating that, pursuant to its valuation, the subscription rights have no value based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Stock Holding Company stock at a price equal to its estimated fair market value, which will be the same price as the actual purchase price for any unsubscribed shares of Stock Holding Company stock.

In the event of a complete liquidation of the Bank in its present mutual form, each depositor would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation.

Upon the change in legal form of the Bank to a stock institution, a "liquidation account" will be created for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to its net worth as of the latest practicable date prior to reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder, if they were to continue to maintain their deposit account at the Bank, would be entitled to receive a payment for their respective interest in the liquidation account prior to any payment made to the stockholder upon a complete liquidation of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest in the liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposits, with a balance of $50 or more held in the Bank on June 30, 1997 and the Supplemental Eligibility Record Date, respectively. Each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the total liquidation account will be based on the proportion that the balance of their deposit account bore on the eligibility date to the balance of all deposit accounts in the Bank on such date.

If, however, on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, the amount of Qualifying Deposit of an Eligible Account

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Willow Grove Bank
October 30, 1998
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Holder or Supplemental Eligible Account Holder is less than the amount of the
Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or less than the amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the liquidation account relating to such Deposit would be reduced by the proportion of any such reduction, and such interest will cease to exist if such Qualifying Deposit accounts are closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holder and Supplemental Eligible Account Holders are satisfied would be distributed to the Stock Holding Company as the sole stockholder of the Bank. In the event of a liquidation or dissolution of the MHC following consummation of the Reorganization, holders of deposit accounts in the Bank would be entitled, pro rata to the value of their accounts, to distribution of any assets of the MHC remaining after claims of all creditors of the MHC are satisfied. Stockholders of the Stock Holding Company will have no liquidation or other rights with respect to the MHC in their capacities as such.

REPRESENTATIONS

KPMG is relying on the following representations in rendering the opinions contained herein. It is understood that KPMG has not independently verified the accuracy of any of these representations:

         (1) External legal counsel (Elias, Matz, Tiernan & Herrick L.L.P.) has opined that for federal income tax purposes no gain or loss will be recognized as a result of the proposed Reorganization by either the Bank, the Stock Holding Company or the MHC, and that the proposed reorganization of the Bank from a mutual savings bank to a stock savings bank qualifies as a tax-free reorganization for federal income tax purposes pursuant to Section 368(a)(1)(F) of the Internal Revenue Code.

         (2) External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders or other members of the Bank upon the issuance to them of deposit accounts in the stock Bank in the same dollar amount and the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Reorganization.

         (3) External legal counsel has opined that for federal income tax purposes, Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will recognize gain upon the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of a Holder's interest in such subscription rights over the Holder's basis in the former interests in the Bank other than deposit accounts. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the


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The Board of Directors
Willow Grove Bank
October 30, 1998
Page 4


         distribution to them of nontransferable subscription rights to purchase the Stock Holding Company stock will be subject to immediate recognition.

         (4) Based on the opinion of RP Financial, the nontransferable subscription rights do not have any value.

         (5) No gain or loss will be recognized by the Bank under Generally Accepted Accounting Principles (GAAP) as a result of the Reorganization and the purchase accounting method will not be used by the Bank to account for the transaction in accordance with GAAP.

         (6) The Bank is a federally chartered savings institution. The Bank conducts its operations solely in the Commonwealth of Pennsylvania.

         (7) The MHC and the Stock Holding Company are federally chartered corporations operating in the Commonwealth of Pennsylvania. The MHC will own more than a majority of the issued and outstanding shares of common stock of the Stock Holding Company. The Stock Holding Company has been organized at the direction of the Bank to become a savings and loan holding company and own all of the Bank's capital stock to be issued upon its reorganization from mutual form to stock form. Both the MHC and the Stock Holding Company conduct their business activities solely in the Commonwealth of Pennsylvania.

STATE INCOME TAX OPINION

Pennsylvania Corporate Net Income Tax

Statement of Facts, Representations and Discussion - Pennsylvania Corporate Net Income Tax (CNI)

Pennsylvania Corporate Net Income Tax (CNI) is imposed on domestic and foreign corporations and business trusts for the privilege of doing business, carrying on activities, or having capital employed or used or owning property in Pennsylvania (72 P.S. ss. 7402, Act of March 4, 1971, P.L. 6). Certain entities are specifically excluded from the tax including building and loan associations, banks, bank and trust companies, national banks, savings institutions, trust companies, insurance and surety companies and PA S corporations (72 P.S. ss. 7401(1)). The MHC and the Stock Holding Company are not entities that are exempt from CNI taxation under one of the above exceptions. Accordingly, the MHC and the Stock Holding Company are subject to CNI taxation.

The computation of Pennsylvania taxable income begins with federal taxable income before any net operating loss and special deductions, reported on federal Form 1120 (72 P.S. ss. 7401(3)1(a)

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Willow Grove Bank
October 30, 1998
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& 61 Pa. Code ss. 153.11(a)). Certain modifications are made to federal taxable income to arrive at Pennsylvania taxable income.

Adjustments that would increase Pennsylvania taxable income include:

         - certain tax preference items under the federal alternative minimum taxation system that are not deductible for Pennsylvania CNI purposes (72 P.S. ss. 7401(3)1(d));
         - foreign and state income taxes(72 P.S. ss. 7401(3)1(o));
         - employment incentive payments (Section 491(a), Act of June 13, 1967, P.L. 31); and
         - expenses related to interest on federal obligations (72 P.S. ss. 7401(3)1(b.1)).

Adjustments that would decrease Pennsylvania taxable income include:

         - the dividends received deduction (72 P.S. ss. 7401(3)1(b));
         - interest on federal obligations (72 P.S. ss. 7401(3)1(b.1));
         - wages related to federal tax credits (72 P.S. ss. 7401(3)1(c) & 61 Pa Code ss. 153.12);
         - foreign dividend gross up (72 P.S. ss. 7401(3)1(b));
         - additional capital loss or contributions deductions for corporations participating in a federal consolidated return filing (72 P.S. ss.
           7404);
         - depreciation adjustments (72 P.S. ss. 7401(3)1(h) & 61 Pa Code ss. 153.14(3)&(4)); and
         - Pennsylvania net operating loss deductions (72 P.S. ss. 7401(4)(a)).

As opined by external legal counsel, for federal income tax purposes, no gain or loss will be recognized in the proposed Reorganization by the MHC or the Stock Holding Company. In addition, the transaction does not give rise to any positive or negative adjustments required to be made for Pennsylvania CNI purposes.

OPINION

Based solely on the Statement of Facts, Representations, and Discussions set forth in this opinion letter, it is the opinion of KPMG that no Pennsylvania Corporate Net Income Tax will arise to the MHC or the Stock Holding Company as a result of the Reorganization.

Pennsylvania Mutual Thrift Institutions Tax

Statement of Facts, Representations and Discussion - Pennsylvania Mutual Thrift Institutions Tax (MTIT)

Section 1501 of the Pennsylvania Mutual Thrift Institutions Tax Act (72 P.S. ss. 8501; the Act) defines a mutual thrift institution as every:

         (1) savings bank without capital stock;
         (2) building and loan association;

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The Board of Directors
Willow Grove Bank
October 30, 1998
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         (3) savings and loan association; and
         (4) savings institutions having capital stock.

The Bank has represented that it qualifies as a savings institution with capital stock and is therefore, subject to the MTIT.

The Act provides for a mutual thrift institution to compute its tax based on separate company net income computed in accordance with Generally Accepted Accounting Principles (GAAP), subject to certain defined exceptions (72 P.S. ss. 8502(c)).

One of the exceptions, as provided in the Act (72 P.S. ss. 8502(c)(3))provides that:

"In the case of a business combination entered into after December 31, 1986, which is treated as a reorganization for purposes of section 368 of the Internal Revenue Code of 1986, or a similar successor provision, and accounted for under the purchase accounting method, net earnings or loss shall be determined as though the acquisition has been accounted for under the pooling of interest method."

It has been represented to KPMG that upon the Reorganization, no gain or loss will be recognized by the Bank under Generally Accepted Accounting Principles
(GAAP) as a result of the Reorganization and the purchase accounting method will not be used by the bank to account for the transaction in accordance with GAAP.

OPINION

Based solely on the Statement of Facts, Representations, and Discussions set forth in this opinion letter, it is the opinion of KPMG that the following Pennsylvania Mutual Thrift Institutions Tax consequences will occur as a result of the above Reorganization:

         (1) The Bank will not recognize any gain or loss as a result of the proposed Reorganization.

         (2) The Bank will continue to file a Pennsylvania Mutual Thrift Institution Tax Return, with the basis of the Bank's taxable income to be determined under GAAP. The purchase accounting method will not be used to account for the transaction.

Pennsylvania Personal Income Tax

Statement of Facts, Representations and Discussion - Pennsylvania Personal Income Tax

External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders or other

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The Board of Directors
Willow Grove Bank
October 30, 1998
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members of the Bank upon the issuance to them of deposit accounts in the stock
Bank in the same dollar amount and the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Reorganization.

External legal counsel has opined that for federal income tax purposes, Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will recognize gain upon the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of a Holder's interest in such subscription rights over the Holder's basis in the former interests in the Bank other than deposit accounts. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Stock Holding Company stock will be subject to immediate recognition.

RP Financial has issued an opinion stating that, pursuant to its valuation, the subscription rights have no value based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Stock Holding Company stock at a price equal to its estimated fair market value, which will be the same price as the actual purchase price for any unsubscribed shares of Stock Holding Company stock.

Pennsylvania personal income tax is imposed on eight specified categories of income received by individuals. Income is taxable if it emanates from one of the following classes (72 P.S.
ss. 7303(a)):

         (1) Compensation;
         (2) Net profits from the operation of a business, profession or other activity;
         (3) Net gains from the sale, exchange or other disposition of real or personal property;
         (4) Net gains or income from or in the form of rents, royalties, patents and copyrights;
         (5) Dividends;
         (6) Interest;
         (7) Gambling and lottery winnings other than prizes of the Pennsylvania State Lottery;
         or
         (8) Net gains or interest obtained through estates and trusts.

Consistent with federal treatment, Pennsylvania affords similar tax-free treatment with respect to tax-free reorganizations pursuant to Section 368(a)(1)(F) of the Internal Revenue Code (72 P.S. ss.7303(a)(3)). Accordingly, the Reorganization would not give rise to any income that would emanate from any one of the above eight classes.

OPINION

Based solely on the Statement of Facts, Representations, and Discussions set forth in this opinion letter, it is the opinion of KPMG that for Pennsylvania Personal Income Tax purposes:

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The Board of Directors
Willow Grove Bank
October 30, 1998
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         (1) No gain or loss will be recognized by Eligible Account Holders and
         Supplemental Eligible Account Holders or other members of the Bank upon the issuance to them of deposit accounts in the stock Bank in the same dollar amount and the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Reorganization.

         (2) No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Stock Holding Company, provided that the amount paid for the Stock Holding Company common stock is equal to the fair market value of such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Stock Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for state income tax purposes as a result of the exercise by them of the nontransferable subscription rights.


                                  *************

The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax, or other state and local taxes, or legal aspect of the merger. Our opinions are based on the completeness and accuracy of the above-stated facts and representations. If any of the foregoing are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions. We are relying upon the relevant provisions of Article III, Article IV, and Article XV of the Pennsylvania Tax Reform Code of 1971, Act of March 4, 1971, P.L.6; Title 8, Chapter 1 of the Delaware General Corporation Law; the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. Unless you specifically request otherwise, we will not update these opinions for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.

KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP

October 30, 1998